EXHIBIT 4.31

CONTRIBUTION AND DISTRIBUTION AGREEMENT

THIS CONTRIBUTION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated June 30, 2011 (the “Effective Date”) is entered into by and among TCG Fund I L.P., a limited partnership organized under the laws of the Cayman Islands (“TCG”), Textainer Limited, an exempted company with limited liability organized under the laws of Bermuda (“TL”) and Textainer Marine Containers Limited, an exempted company with limited liability organized under the Laws of Bermuda (“TMCL”).

RECITALS

WHEREAS, TCG and TL currently own twenty five percent (25%) and seventy five percent (75%), respectively, of all of the Class A Shares issued by TMCL, and TL currently owns 100% of the Class B Shares issued by TMCL, and there are no other classes of shares issued by TMCL or other Persons holding any direct equity interest in TMCL other than one Class C Share owned by the independent shareholder designed to comply with rating agency requirements;

WHEREAS, TMCL has issued three series of asset backed secured notes (the “Secured Notes”) that remain outstanding pursuant to the terms of the Second Amended and Restated Indenture, dated as of May 26, 2005 (as amended, the “TMCL Indenture”), between TMCL, as issuer, and Wells Fargo Bank, National Association, as indenture trustee:

WHEREAS, TMCL has formed TAP Ltd., a wholly-owned exempted company with limited liability organized under the laws of Bermuda (“TAP”) which will elect to be treated as a disregarded entity of TMCL for U.S. Federal income tax purposes;

WHEREAS, TCG, TL and TMCL have agreed to modify the terms and/or structure of certain of the foregoing arrangements and are entering into this Agreement in order to memorialize the general terms and conditions of the revisions to such arrangements;

THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Definitions:

Class A Container means any Class A Container as defined in the Members Agreement;

Class A Share means a Class A Share issued by TMCL;

Code means the Internal Revenue Code of 1986, as amended;

Containers Proceeds Claim means the right to receive seventy-five percent (75%) of the proceeds from the sale of Designated Containers by TMCL during the month of June 2011;

Contribution Claim means the right to receive from TMCL an amount attributable to the “net other assets/liabilities” with respect to the Class A Containers contributed to TAP, as determined by the unaudited balance sheet of TMCL as of June 30, 2011 equal to the difference between (i) twelve and one half of one percent (12.5%) of the Class A shareholders equity minus (ii) an amount equal to the difference between (A) the sum of the net book values of all Class A Containers as shown on the unaudited balance sheet of TMCL as of June 30, 2011 and actually transferred by TMCL to TAP on June 30, 2011, and (B) $67,302,647;

Designated Containers has the meaning given to such term in Section 2(c);

Estimated Contribution Claim means an amount attributable to the “net other assets/liabilities” with respect to the Class A Containers contributed to TAP, as determined by the unaudited balance sheet of TMCL as of May 31, 2011 equal to the difference between (i) twelve and one half of one percent (12.5%) of the Class A shareholders equity minus (ii) an amount equal to the difference between (A) the sum of the net book values of all Class A Containers as shown on the unaudited balance sheet of TMCL as of May 31, 2011 and to be actually transferred by TMCL to TAP on June 30, 2011, and (B) $67,302,647;

Members Agreement means the Second Amended and Restated Members Agreement made among TMCL, TCG, as successor to FB Transportation Capital LLC, a limited liability company organized under the laws of the State of Delaware, and TL dated as of June [29], 2011;

Treasury Regulations means the Treasury Regulations promulgated under any provision of the Code.

2. Transactions to be Effected at Closing. On the Effective Date, the following shall occur simultaneously with the purchase (the “Prior Share Purchase”) of 1,500 Class A Shares by TL from TCG pursuant to the Share Purchase Agreement dated June 29, 2011, between TCG and TL:

(a) TCG shall loan $67,302,647 to TAP, pursuant to that certain Demand Loan Facility, dated June 30, 2011 (the “Loan”), between TCG and TAP.

(b) TMCL, as sole owner of TAP, shall direct TAP to direct TCG to use the proceeds of the Loan to repay $67,302,647 principal amount of the Secured Notes by TMCL pursuant to the TMCL Indenture.

(c) TMCL shall contribute to TAP (i) twelve and one half of one percent (12.5%) of the Class A Containers (as defined in the Members Agreement) owned by TMCL as of May 31, 2011 (the “Designated Containers”), subject to adjustment for Class A Containers sold during the month of June 2011, free and clear of all indebtedness and encumbrances including the lien of the TMCL Indenture and Secured Notes, plus (ii) the Containers Proceeds Claim to be paid by TL, as described in Sections 2(f) and 2(g) below. TMCL shall execute and deliver to TAP a bill of sale, substantially in the form of Exhibit A hereto, that sets forth the Class A Containers to be contributed to TAP.

(d) TMCL shall contribute the Contribution Claim to TAP.

(e) TMCL shall distribute all of the shares of TAP (the “Transferred Shares”) to TCG, in redemption of all Class A Shares remaining held by TCG after the effectiveness of the Prior Share Purchase, so that after the redemption, TL will own all of the Class A Shares and Class B Shares of TMCL. TMCL shall execute and deliver to TCG an instrument of transfer of the Transferred Shares, substantially in the form of Exhibit B hereto (the “Instrument of Transfer”), and all other documents received or reasonably requested by TCG to transfer the Transferred Shares.

(f) On or after July 1, 2011 but before July 8, 2011, TL shall pay to TAP, on behalf of TMCL, an amount equal to the Estimated Contribution Claim.

(g) On or after July 1, 2011, but no later than August 15, 2011, TL shall pay to TAP on behalf of TMCL (i) the amount of the Containers Proceeds Claim and (ii) the excess of the Contribution Claim over the Estimated Contribution Claim previously paid to TAP; provided, however, that if the Estimated Contribution Claim shall exceed the Contribution Claim then TAP shall refund such excess to TL.

3. Tax Treatment of the Transactions.

(a) For U.S. Federal income tax purposes, TAP will elect to be treated as a disregarded entity of TMCL under Treasury Regulations Section 301.7701-3(c)(1) and not as an entity separate and apart from TMCL for all purposes of the Code.

(b) For U.S. Federal income tax purposes and specifically for purposes of Section 752 of the Code, the Loan between TCG and TAP will be treated as indebtedness of TMCL.

(c) For U.S. Federal income tax purposes, the proceeds of the Loan will be treated as having been received by TMCL and used simultaneously to repay $67,302,647 principal amount of the Secured Notes so that the Loan and repayment of the Secured Notes will be treated as a single transaction.

(d) For U.S. Federal income tax purposes, the contribution of the Class A Containers and the Contribution Claim will be treated as a contribution of property by TMCL to TAP, a disregarded entity, and will be ignored so that no gain or loss will be recognized by TMCL, TCG, TL or TAP.

(e) For U.S. Federal income tax purposes, the distribution of the Transferred Shares by TMCL to TCG in redemption of all of its Class A Shares in TMCL shall be treated as a distribution of property in liquidation of TCG’s interest in TMCL under Section 731 of the Code in which no gain or loss is recognized by TCG, TL or TMCL and TCG will have a basis in the Transferred Shares equal to its basis in its Class A Shares of TMCL immediately prior to the distribution.

(f) For U.S. Federal income tax purposes, after the redemption of all of TCG’s Class A Shares TMCL shall be treated as a disregarded entity of TL under Treasury Regulations Section 301.7701-3(f) and any payment of the Containers Proceeds Claim, the Estimated Contribution Claim or the Contribution Claim, by TL shall be treated as made by TMCL in accordance with the Containers Proceeds Claim, the Estimated Contribution Claim or the Contribution Claim, as the case may be, and treated as an additional amount paid by TL to TCG for the redemption of all Class A Shares remaining held by TCG after the effectiveness of the Prior Share Purchase.

4. Other Treatment. The parties agree not to take any position for U.S. Federal, state or local income tax purposes inconsistent or contrary to the tax treatment described in Section 3 above with respect to the transactions contemplated by this Agreement, unless required by law.

5. Good Title. TMCL represents and warrants that it is the lawful owner of the Transferred Shares and that its title to the Transferred Shares is conveyed, pursuant to the Instrument of Transfer, free and clear of all liens, charges, security interests, claims and encumbrances whatsoever.

6. Authorization and Execution. This Agreement has been duly authorized, executed and delivered by TCG, TL and TMCL and constitutes a legal, valid and binding obligation of TCG, TL and TMCL, enforceable in accordance with its terms. The execution of this Agreement and any other documents required by this Agreement, and the performance by TCG, TL and TMCL of their obligations are within the powers of TCG, TL and TMCL and will not violate any provisions of any law, regulation, decree or governmental authorization applicable to TCG, TL and TMCL or any agreements of TCG, TL and TMCL with any other person.

7. Execution. This Agreement may be executed separately in counterparts by TCG, TL and TMCL.

8. Choice of Law. This Agreement shall be interpreted and be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Contribution and Distribution Agreement on the date set forth above.

TEXTAINER MARINE CONTAINERS LIMITED

By:	/S/ DUDLEY R. COTTINGHAM
Dudley R. Cottingham, Secretary

TEXTAINER LIMITED

By:	/S/ CHRISTOPHER C. MORRIS
Christopher C. Morris, Secretary

TCG FUND I, L.P.
By:	TCG Fund I GP, LLC, its general partner

By:	/S/ MILTON J. ANDERSEN
Name:
Title:

By:	[SIGNATURE ILLEGIBLE]
Name:
Title:

S-1

Exhibit A

Form of Bill of Sale – Class A Containers

TEXTAINER MARINE CONTAINERS LIMITED, an exempted company organized under the laws of Bermuda (the “Transferor”), for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, hereby absolutely assigns, transfers, grants and conveys to TAP Ltd., an exempted company organized under the laws of Bermuda (the “Transferee”), good and marketable title to (i) each of the containers listed on Exhibit A attached hereto (the “Containers”), subject to adjustment for Class A Containers sold during June 2011, and (ii) the rights under any manufacturer’s or other seller’s warranties relating to the Containers.

Subject to adjustment for Class A Containers sold during June 2011, the Transferor hereby warrants that it is the lawful owner of the Containers and that its title to the Containers is hereby conveyed to the Transferee free and clear of all liens, charges, security, interests, claims and encumbrances whatsoever other than Permitted Encumbrances (as hereinafter defined). In this regard, “Permitted Encumbrance” means any of the following: (i) liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves are maintained; (ii) carriers’, warehousemen’s, mechanics’, or other like liens arising in the ordinary course of business and relating to amounts not yet due or which shall not have been overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves are provided; and (iii) leases entered into in the ordinary course of business with respect to a Container.

This Bill of Sale shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF this Bill of Sale is executed on June 30, 2011.

TEXTAINER MARINE CONTAINERS LIMITED

By
Dudley R. Cottingham, Secretary

Exhibit B

FORM OF TRANSFER OF A SHARE OR SHARES

TAP Ltd. (the “Company”)

FOR VALUE RECEIVED

We, Textainer Marine Containers Limited (the “Transferor”) hereby sell, assign and transfer unto TCG Fund I, L.P (the “Transferee”) of Queensgate Trust Company Limited, PO Box 30464, Grand Cayman, Cayman Islands, KY-1-1202, 1 common share of the Company.

DATED this 30th day of June, 2011

Signed by:	In the presence of:

Transferor

TEXTAINER MARINE CONTAINERS LIMITED
Witness

By
Dudley R. Cottingham, Secretary

Transferee

TCG FUND I, L.P.
By TCG Fund I GP, LLC, its general partner		Witness

By
Name:
Title:

By
Name:
Title: